Consent of Independent Registered Public Accounting Firm

The Board of Directors

Arrow Financial Corporation:

We consent to the incorporation by reference in the registration statements, Form S-3 (No. 333-47912, Form S-3 (No. 333-81695), Form S-8 (No. 33-66192), Form S-8 (No. 333-62719), Form S-8 (No. 333-151209 and Form S-8 (No. 333-151550) of Arrow Financial Corporation and subsidiaries of our reports dated March 5, 2009, with respect to the consolidated balance sheets of Arrow Financial Corporation and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2008, and the effectiveness of internal control over financial reporting as of December 31, 2008, which reports appear in the December 31, 2008 annual report on Form 10-K of Arrow Financial Corporation.

/s/ KPMG  LLP

Albany, NY

March 5, 2009